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                                                                    EXHIBIT 4(a)


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


         AMENDMENT No. 1 dated as of December 17, 2001 (this "Amendment"), by and between Novametrix Medical Systems Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company, as Rights Agent (the "Rights Agent"), to that certain Rights Agreement dated as of December 29, 1999, (the "Agreement"), between the Company and the Rights Agent.

                              W I T N E S S E T H:

         WHEREAS, simultaneously with the execution of this Amendment, the Company is entering into an Agreement and Plan of Merger, as the same may be amended from time to time in accordance with the terms thereof (as so amended, the "Merger Agreement"), with Respironics Holdings, Inc. ("Merger Subsidiary"), a Delaware corporation and wholly owned subsidiary of Respironics, Inc. ("Parent"); and

         WHEREAS, the Company desires to exclude transactions provided for in the Merger Agreement from the events which would result in Parent or Merger Subsidiary becoming an Acquiring Person (as defined in the Agreement) or the triggering of the so-called "flip-in" or "flip-over" provisions of the Agreement; and

         WHEREAS, pursuant to Section 27 of the Agreement, the Company may from time to time supplement or amend the Agreement in accordance with Section 27 thereof; and

         WHEREAS, in order to effect the foregoing, the Company desires to make certain amendments to the Agreement; and

         WHEREAS, the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by each of them.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         Section 1. Section 1(a) of the Agreement is hereby amended by adding the following at the end thereof:

         "Notwithstanding the foregoing, neither Respironics, Inc., a Delaware corporation ("Parent"), nor any of its Affiliates or Associates shall become an Acquiring Person (i) by reason of the acquisition by Respironics Holdings, Inc., a Delaware corporation (the "Merger Subsidiary"), Parent or any of Parent's wholly owned subsidiaries after December 17, 2001 of the Common Shares of the Company, (ii) by reason of the merger of Merger Subsidiary with and into the Company, or (iii) by reason of the conversion of the Common Shares of the Company to the right to receive the
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         common stock, par value $0.001 per share, of Parent pursuant to, and in accordance with the terms of, that certain Agreement and Plan of Merger, dated as of December 17, 2001, as the same may be amended from time to time in accordance with the terms thereof (as so amended, the "Merger Agreement") between Merger Subsidiary and the Company."

         Section 2. The first sentence of Section 13 of the Agreement is hereby amended by adding the following after the phrase "and in each such case" therein:

         "(other than in the case of the Merger (as defined in the Merger Agreement); provided that the Merger is consummated pursuant to, and in accordance with the terms of, the Merger Agreement)"

         Section 3. Except as expressly set forth herein, the Agreement shall remain in full force and effect.

         Section 4. This Amendment may be executed in several counterparts, including by facsimile, each of which shall be deemed to be an original but all of which together shall constitute but one Amendment.

         Section 5. The validity, interpretation and construction of this Amendment shall be governed by the substantive laws of the State of Delaware.

                                      * * *


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         IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties hereto as of the day and year first above written.


                                      NOVAMETRIX MEDICAL SYSTEMS INC.


                                      By:    /s/ Joseph A. Vincent
                                         ------------------------------------
                                         Name: Joseph A. Vincent
                                         Title: Executive Vice President


                                      MELLON INVESTOR SERVICES LLC,
                                      as Rights Agent


                                      By:    /s/ Nathan Hill
                                         ------------------------------------
                                         Name: Nathan Hill
                                         Title: Assistant Vice President


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